Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 15, 2006

among

DCT INDUSTRIAL OPERATING PARTNERSHIP LP

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agent

and

LASALLE BANK NATIONAL ASSOCIATION, PNC BANK,

NATIONAL ASSOCIATION and WELLS FARGO BANK,

NATIONAL ASSOCIATION, as Documentation Agents

and

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

i

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SECTION 9.12.	Confidentiality	62
SECTION 9.13.	Interest Rate Limitation	63
SECTION 9.14.	USA PATRIOT Act	63

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 3.13 — Unencumbered Assets

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B -1 — Form of Trust Guaranty
Exhibit B -2 — Form of Subsidiary Guaranty
Exhibit C — Form of Note
Exhibit D — Form of Bid Rate Note
Exhibit E — Pricing Grid
Exhibit F — Form of Designation Agreement
Exhibit G — Form of Bid Rate Quote Request
Exhibit H — Form of Bid Rate Quote
Exhibit I — Form of Bid Rate Quote Acceptance

- iii -

AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 15, 2006 among DCT INDUSTRIAL OPERATING PARTNERSHIP LP, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower, the Administrative Agent, and certain of the Lenders entered into a Credit Agreement dated as of December 9, 2005 (the “Prior Agreement”), pursuant to which the Lenders that are parties thereto agreed to make loans to the Borrower in the aggregate amount of up to $250,000,000. The Borrower has requested that the Lenders and the Administrative Agent make certain changes to the Prior Agreement, including but not limited to allowing for the facility to be increased. The Administrative Agent and the Lenders have agreed to do so.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Prior Agreement is amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Absolute Rate” has the meaning given that term in Section 2.05(c)(ii)(D).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.05.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Adjusted Funds From Operations” means, for any period, Funds From Operations for such period plus, to the extent deducted in determining such Funds From Operations, impairment charges, amounts deducted as a result of the application of FAS 141 and non-cash expenses related to employee and trustee stock and stock options.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Under Development” means a Project treated as an asset under development under GAAP.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bid Rate Borrowing” has the meaning given that term in Section 2.05(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.05.

“Bid Rate Note” has the meaning given that term in Section 2.11 (f).

“Bid Rate Quote” means an offer in accordance with Section 2.05(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.05(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “DCT” means DCT Industrial Operating Partnership LP, a Delaware limited partnership, and formerly known as Dividend Capital Operating Partnership LP.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBO Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Loan or a LIBO Margin Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means seven and three-quarters percent (7.75%).

“Cash Equivalents” means, as of any date:

(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)	certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)	certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)	bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)	repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)	short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)	commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Control” means (i) any change in the ownership of Trust which results in more than twenty-five percent (25%) of Trust’s Capital Stock being acquired by any one Person, or group of Persons which are Affiliates of each other, or (ii) the Trust is no longer the general partner of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and/or Swingline Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.04, (b) reduced from time to time pursuant to Section 2.10 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.

“Consolidated Debt Service” means, for any period, without duplication, (a) Recurring Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Recurring Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Recurring Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) impairment charges, (vi) amounts deducted as a result of the application of FAS 141, (vii) non-cash expenses related to employee and trustee stock and stock option plans, and (viii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Consolidated Group on a consolidated basis; provided that (a) gains or losses resulting from the sale, exchange or other disposition of any Project, through the Borrower’s merchant building operations shall be deemed to occur in the ordinary course of business for purposes of this definition, and (b) items treated as expenses in accordance with GAAP associated with the merger of DCT and Dividend Capital Advisors LLC shall be deemed to be extraordinary.

“Consolidated Group” shall mean Trust, Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” shall mean, with respect to any Investment Affiliate, the pro rata share of the economic ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate, without duplication.

“Consolidated Net Income” shall mean, for any period, the sum, without duplication, of (i) net earnings (or loss) after taxes (from continuing operations) of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Investment Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Investment Affiliates for such period, in each case determined in accordance with GAAP (provided, however, that lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition).

“Consolidated Tangible Net Worth” means, at any time, total assets (excluding intangible assets and not giving effect to accumulated depreciation) minus total liabilities, calculated in accordance with GAAP. However, for the purpose of this calculation, intangible lease assets shall not be excluded from Consolidated Tangible Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, each Bid Rate Note, each Designated Lender Note, each Revolving Note, the Subsidiary Guaranty, the Trust Guaranty and any other document from time to time evidencing or securing indebtedness incurred by Borrower pursuant to this Agreement, as any of the foregoing may be amended or modified from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Lender Note” means a Bid Rate Note of the Borrower evidencing the obligation of the Borrower to repay Bid Rate Loans made by a Designated Lender.

“Designated Lender” has the meaning given that term in Section 9.04(e).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit F or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Program” means the program sponsored by Borrower whereby Affiliates of Borrower acquire Projects, master lease such Projects to an Affiliate of Borrower (with such master leases guaranteed by Borrower and the Trust) and sell undivided tenant-in-common fee ownership interests in such Projects to Exchange Project TICs.

“Exchange Program Debt” means any Indebtedness of an Exchange Project TIC (whether or not an Affiliate of the Borrower) secured by any ownership interest in an Exchange Project.

“Exchange Project” means a Project owned by a group of Exchange Project TICs in connection with the Exchange Program, provided that any such Project shall constitute an Exchange Project only so long as it is master leased to an Affiliate of Borrower and such master lease is guaranteed by Borrower and the Trust.

“Exchange Project TIC” means any owner of an undivided tenant-in-common fee ownership interest in an Exchange Project.

“Excluded Foreign Subsidiary” means a Subsidiary of the Borrower that is a Foreign Subsidiary if such Foreign Subsidiary’s execution of the Subsidiary Guaranty would cause material adverse tax consequences for the Borrower provided that a Foreign Subsidiary shall not be an Excluded Foreign Subsidiary if the historical cost of all Investments made by the Borrower and its Subsidiaries (other than Foreign Subsidiaries) less cash returns thereon in such Foreign Subsidiary together with the historical cost of all Investments in all other Excluded Foreign Subsidiaries would be more than 10% of Total Asset Value.

“Excluded Subsidiary” means a Subsidiary of the Borrower that does not own an Unencumbered Project and (i) is prohibited (e.g. pursuant to its organizational documents or pursuant to loan documents to which it is a party) from guaranteeing Indebtedness of other Persons, or (ii) is not a Material Subsidiary. If a Subsidiary is a party to the Subsidiary Guaranty and later becomes an Excluded Subsidiary, such Excluded Subsidiary shall be released from the Subsidiary Guaranty.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law occurring after the date such Foreign Lender first became a party hereto) to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).

“Facility Fee Rate” is defined in Section 2.13.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financeable Ground Lease” means a ground lease that provides protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Effective Date, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions reasonably acceptable to Administrative Agent, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee and (f) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Debt Service and (ii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group (including dividends payable to Investment Affiliates but excluding dividends payable to members of the Consolidated Group).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States or any jurisdiction therein.

“Funds From Operations” shall have the meaning promulgated by the National Association of Real Estate Investment Trusts at the time of closing which is the basis of Borrower’s publicly filed financial statements.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith, further provided that the amount of any Guarantee Obligation relating to a master lease guaranty entered into in connection with the Exchange Program shall in no event be less than the principal balance of all Exchange Program Debt outstanding with respect to the relevant Exchange Project.

“Guarantors” means, as of any date, the Trust and any Subsidiary Guarantor then a party to the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capital Lease Obligations, (e) all Guarantee Obligations of such Person in respect of Indebtedness of another Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (f) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, and (g) any Net Mark-to-Market Exposure. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated November 2006, relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each month, (b) with respect to any LIBO Loan or Bid Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Borrowing or Bid Rate Loan with an Interest Period of more than three months’ or 90 days’ duration, as the case may be, each day prior to the last day of such Interest Period that occurs at intervals of three months’ or 90 days’ duration, as the case may be, after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means:

(a) with respect to any LIBO Loan or LIBO Margin Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is seven days, fourteen days, or one, two, three or six months thereafter, as the Borrower may elect; or

(b) with respect to any Absolute Rate Loan, the period commencing on the date such Absolute Rate Loan is made and ending on any Business Day not less than seven (7) days nor more than one hundred eighty (180) days thereafter, as the Borrower may select as provided in Section 2.05(b);

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest of $1,000,000 or more (valued at the historical cost thereof), whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means a credit rating of BBB-/Baa3 (or the equivalent) or higher from Fitch, Inc., Moody’s or S&P.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01, each Designated Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided, however, that the term “Lender” shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Credit Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 9.04(e), have the rights (including the rights given to a Lender contained in Section 9.03) and obligations of a Lender associated with holding such Bid Rate Loan. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” shall mean the ratio of Total Indebtedness divided by Total Asset Value.

“LIBO”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBO Applicable Margin” means, for any Interest Period, the percentage set forth on Exhibit E.

“LIBO Auction” means a solicitation of Bid Rate Quotes setting forth LIBO Margin Loans based on LIBO pursuant to Section 2.05.

“LIBO Loan” means a Revolving Loan bearing interest at a rate based on the LIBO Rate.

“LIBO Margin” has the meaning given that term in Section 2.05(c)(ii)(E).

“LIBO Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of the LIBO Rate pursuant to a LIBO Auction.

“LIBO Rate” means, with respect to any Loan bearing interest based on the Adjusted LIBO Rate for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Loans or LIBO Margin Loans for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Parties” means, collectively, the Borrower and Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Major Acquisition” shall mean the acquisition of a property or portfolio with an acquisition cost in excess of three hundred million and No/100 Dollars ($300,000,000.00).

“Material Adverse Effect” means a material adverse effect on (i) the business, property or financial condition of the Consolidated Group, (ii) the ability of the Borrower or the Trust to perform its obligations under the Credit Documents to which it is a party, (iii) the ability of the Loan Parties collectively taken as a whole to perform their obligations under the Credit Documents, or (iv) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than (i) the Loans and Letters of Credit and (ii) any guaranty by Borrower and/or the Trust of the obligations of the lessee under any master lease of any Exchange Project), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of the Borrower with assets having a fair market value of $1,000,000 or more.

“Maturity Date” means December 15, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract, after giving effect to netting. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, (i) revenues therefrom (including, without limitation, lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid), calculated, in each case, in accordance with GAAP, less (ii) the costs of maintaining such Project, including, without limitation, real estate taxes, insurance, repairs, maintenance, and bad debt expense, but excluding depreciation, amortization, Recurring Interest Expense, capital expenditures, and rents paid pursuant to ground leases, calculated, in each case, in accordance with GAAP (provided, however, that lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition). Net Operating Income for any Exchange Project subject to a master lease shall be computed as if there were no such master lease in place (e.g. revenues shall be rents paid by subtenants occupying the Exchange Project and not rent payable under the master lease, and expenses shall be those that would be payable by the owner of the Exchange Project if there were no master lease).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens in existence on the date hereof, and extensions, renewals and replacements of such Liens, as long as such extension, renewal and replacement Liens do not spread to any property other than property encumbered by such Liens on the date hereof;

(h) Liens on Projects first acquired by Borrower or a Subsidiary after the date hereof and which are in place at the time such Projects are so acquired;

(i) Liens on Exchange Properties created in accordance with the terms of the Exchange Program;

(j) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business.

(k) assignments of past due receivables for collection purposes only;

(l) leases or subleases granted in the ordinary course of business;

(m) additional Liens on property or assets securing additional obligations not to exceed $3,000,000 at any time outstanding; and

(n) Liens arising in connection with any Indebtedness permitted hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project” means any real estate asset owned by the Borrower, any Subsidiary, an Investment Affiliate or a group of Exchange Project TICs, and operated or intended to be operated as an industrial property.

“Project Investment Value” means, at any time with respect to any Project in which a Person has an ownership interest, the undepreciated book value of such interest determined in accordance with GAAP.

“Project Value” means: (i) with respect to any Project owned by the Borrower, a Subsidiary, an Investment Affiliate or a group of Exchange Project TICs for less than four full calendar quarters (or, in the case of any Project acquired as part of a Major Acquisition, eight full calendar quarters), the current Project Investment Value of such Project; and (ii) with respect to any Project owned by the Borrower, a Subsidiary, an Investment Affiliate or a group of Exchange Project TICs for four or more full calendar quarters, (or, in the case of any Project acquired as part of a Major Acquisition, eight full calendar quarters), the greater of (i) the Net Operating Income for such Project for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (ii) zero. For purposes of calculating whether a Project has been owned for four (or eight) calendar quarters, a Project which was owned by the Borrower or a Subsidiary or Investment Affiliate and becomes an Exchange Project (or which is at one time an Exchange Project but is then transferred back to the Borrower or a Subsidiary or Investment Affiliate) shall be considered to have been owned from the date initially acquired by the Borrower or Subsidiary or Investment Affiliate. A Project contributed to an Investment Affiliate by the Borrower or a Subsidiary to an Investment Affiliate shall be deemed to have been owned by such Investment Affiliate from the date of such contribution.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Recurring Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period, plus (b) the applicable Consolidated Group Pro Rata Share of any interest (without duplication, whether accrued, paid or capitalized) on Indebtedness actually payable by Investment Affiliates during such period, whether recourse or non-recourse.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any cash dividend, distribution or other payment with respect to any equity interests in the Borrower or any Subsidiary, excluding (i) any dividend, distribution or other payment by a member of the Consolidated Group to another member of the Consolidated Group (including in connection with the issuance of equity interests), (ii) any redemption of equity interests by a member of the Consolidated Group (including pursuant to a share buyback program) (iii) any distribution or other payment by an Investment Affiliate to a member of the Consolidated Group (including promote payments in connection with development joint ventures and regular distributions of cash flow from Investment Affiliates) and (iv) any distribution or other payment by any Subsidiary or Investment Affiliate which is a joint venture and operated in the ordinary course of business.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Note” has the meaning given that term in Section 2.11(e).

“Sale-Leaseback Master Lease” shall mean a master lease entered into by a buyer of a Project, as lessor, and the seller of such Project, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Project after closing.

“S&P” means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is not an Excluded Subsidiary or an Excluded Foreign Subsidiary.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit B-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.06.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Asset Value” means, as of the date of calculation, the aggregate, without duplication, of: (a) the Project Value of all Projects (other than Assets Under Development) owned by members of the Consolidated Group and all Exchange Projects; plus (b) the applicable Consolidated Group Pro Rata Share of the Project Value of Projects (other than Assets Under Development) owned by Investment Affiliates; plus (c) fifty percent (50%) of the principal amount of loans due to Borrower from Panattoni Development Company, provided that the maximum amount attributable to Total Asset Value on account of such loans shall be $7,500,000; plus (d) an amount equal to the then current book value of each Asset Under Development owned by members of the Consolidated Group; plus (e) an amount equal to the applicable Consolidated Group Pro Rata Share of the then current book value of each Asset Under Development owned by an Investment Affiliate; plus (f) Unrestricted Cash and Cash Equivalents owned by members of the Consolidated Group; plus (g) the applicable Consolidated Group Pro Rata Share of

Unrestricted Cash and Cash Equivalents owned by any Investment Affiliate; plus (h) Investments in mortgage notes receivable; plus (i) the applicable Consolidated Group Pro Rata Share of Investments in mortgage notes receivable owned by Investment Affiliates.

“Total Indebtedness” means, as of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis; plus (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Investment Affiliate (other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Investment Affiliate which is also Recourse Indebtedness of a member of the Consolidated Group; plus (c) all Exchange Program Debt.

“Total Secured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which is secured by a Lien on a Project, any ownership interests in any Subsidiary or Investment Affiliate or any other assets which had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred.

“Total Secured Recourse Indebtedness” means, as of any date of determination, that portion of Total Secured Indebtedness with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs); provided that Indebtedness of a single-purpose entity which is secured by substantially all of the assets of such single-purpose entity but for which there is no recourse to another Person (other than with respect to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs) shall not be considered a part of Total Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity and unsecured guarantees provided by Borrower or the Trust of mortgage loans to Subsidiaries or Investment Affiliates shall not be included in Total Secured Recourse Indebtedness.

“Total Unencumbered Project Pool Value” means, as of any date of calculation, the aggregate, without duplication, of: (a) the Unencumbered Project Values of all Unencumbered Projects (other than any that are Assets Under Development); plus (b) an amount equal to one hundred percent (100%) of the then-current book value of each Unencumbered Project that is an Asset Under Development; plus (c) all Unrestricted Cash and Cash Equivalents owned by a member of the Consolidated Group not subject to any restrictions on use by virtue of any contract or agreement (other than Permitted Encumbrances of the type set forth in clause (j) of the definition of “Permitted Encumbrances”) in favor of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group; plus (d) the applicable Consolidated Group Pro Rata Share of Unrestricted Cash and Cash Equivalents owned by any Investment Affiliate not subject to any restrictions on use by virtue of any contract or agreement (other than Permitted Encumbrances of the type set forth in clause (j) of the definition of “Permitted Encumbrances”) in favor of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against such Investment Affiliate; provided that no more than twenty five percent (25%) of Total Unencumbered Project Pool Value may be attributable to, (i) Assets Under Development, (ii) Unencumbered Projects that are ground leased under Financeable Ground Leases (as opposed to being owned in fee simple by the Borrower or a Subsidiary Guarantor), or (iii) Projects located outside the continental United States.

“Total Unsecured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which does not constitute Total Secured Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trust” means DCT Industrial Trust, Inc., the general partner of Borrower, and formerly known as Dividend Capital Trust, Inc.

“Trust Guaranty” means the guaranty to be executed and delivered by the Trust, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate, and as to any Bid Rate Loan, its nature as an Absolute Rate Loan or a LIBO Margin Loan.

“Unencumbered Project” means a Project that: (i) is completed and located in the continental United States or, subject to the limitations described in the definition of Total Unencumbered Project Pool Value, which is an Asset Under Development and/or located outside the continental United States; (ii) is 100% owned in fee simple (or, subject to the limitation set forth in the definition of Total Unencumbered Project Pool Value, is ground leased pursuant to a Financeable Ground Lease) by Borrower or a Guarantor; (iii) is not subject to any Liens or encumbrances other than those identified in clauses (a), (b), (c), (d), (f), (j), (k) and (l) of the definition of Permitted Encumbrances provided that Liens identified in clause (e) of the definition of Permitted Encumbrances shall also be permissible if the Unencumbered Project Value of such Project is reduced by the amount of such judgment; (iv) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project, and (b) if applicable, the organizational documents of Borrower or any Subsidiary Guarantor) which prohibits or limits the ability of the Borrower or any Subsidiary Guarantor, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Borrower, or any Subsidiary Guarantor except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Indebtedness of the Borrower and the Subsidiary Guarantors not prohibited hereunder; (v) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project, and (b) if applicable, the organizational documents of Borrower or any Subsidiary Guarantor) which entitles any Person to the benefit of any Lien on any assets or Capital Stock of the Borrower or any Subsidiary Guarantor or would entitle any Person to the benefit of any Lien on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause); and (vi) is not the subject of any issues that would make any of the representations and warranties in Section 3.13 with respect to such Project not true and correct in any material respect. No Project owned by a Subsidiary shall be deemed to be an Unencumbered Project unless (a) both such Project and all Capital Stock of the Subsidiary held directly or indirectly by the Borrower is not subject to any Lien, (b) each intervening entity between the Borrower and such Subsidiary does not have any Indebtedness for borrowed money or, if such entity has any Indebtedness, such Indebtedness is unsecured and such entity is a Subsidiary Guarantor, and (c) no event has occurred or condition exists described in clauses (h), (i) or (j) of Article VII hereof with respect to such Subsidiary.

“Unencumbered Project NOI” means, with respect to any Unencumbered Project for any period, the Net Operating Income for such Unencumbered Project for such period, less the actual management fee if the Unencumbered Project is managed by an unaffiliated third party or an assumed management fee of 3% of gross revenues (excluding tenant recoveries) if the Unencumbered Project is managed by Borrower or an Affiliate of Borrower, and less an assumed capital reserve expenditure equal to $0.10 per square foot of leasable space (as annualized).

“Unencumbered Project Value” means: (i) with respect to any Unencumbered Project owned by the Borrower or a Subsidiary Guarantor for less than four full calendar quarters (or, in the case of any Unencumbered Project acquired as part of a Major Acquisition, eight full calendar quarters), the current Project Investment Value for such Unencumbered Project; and (ii) with respect to any Unencumbered Project owned by the Borrower or a Subsidiary Guarantor for four or more full calendar quarters, (or, in the case of any Project acquired as part of a Major Acquisition, eight or more full calendar quarters) the greater of (i) Unencumbered Project NOI for such Unencumbered Project for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (ii) zero.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged for the benefit of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group, to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Loan”) or by Class and Type (e.g., a “LIBO Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBO Borrowing”) or by Class and Type (e.g., a “LIBO Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the sum of the total Revolving Credit Exposures plus the outstanding amount of any Bid Rate Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Loan Borrowing shall be comprised entirely of ABR Loans or LIBO Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any LIBO Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBO Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) LIBO Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBO Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written

Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBO Borrowing;

(iv) in the case of a LIBO Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Increase in Commitments.

(a) The Borrower may, from time to time during the term of this Agreement, request that the Commitments be increased by an aggregate amount not to exceed $200,000,000.

(b) Any increase in the Commitments may be effected by, subject to clause (c) below, (i) adding one or more new lenders to the credit facility under this Agreement (each a “New Lender”) who wish to participate in such increase and/or (ii) increasing the Commitments of one or more Lenders party to this Agreement who wish to participate in such increase which participation shall be at the sole election of such Lender(s).

(c) No New Lender shall be added as a party hereto without the written consent of the Administrative Agent and no increase in the Commitments may be effected if a Default exists.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of any increase in the Commitments pursuant to this Section 2.04 and of the Commitment and Applicable Percentage of each Lender after giving effect thereto. The parties hereto will use commercially reasonable efforts to minimize breakage costs and transfers of funds in connection with any increase in the Commitments.

SECTION 2.05. Bid Rate Loans.

(a) After the Trust receives an Investment Grade Rating, and so long as it maintains such Investment Grade Rating, in addition to Borrowings of Revolving Loans, at any time and from time to time during the period from the Effective Date to but excluding the Maturity Date, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 10:00 a.m., New York City time, on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four Business Days prior to the proposed date of borrowing, in the case of a LIBO Auction. The Administrative Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to 4 different Interest Periods in each Bid Rate Quote Request; provided that the request for each separate Interest Period shall be deemed to be a separate Bid Rate Quote Request for a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit G and shall specify as to each Bid Rate Borrowing:

(i) the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Bid Rate Borrowing requested, which (x) shall be in the minimum amount of $5,000,000 and integral multiples of $1,000,000 and (y) shall not itself cause any of the limits specified in Section 2.01 (b) to be violated if it were accepted and shall not cause the outstanding amount of Bid Rate Loans to exceed fifty percent (50%) of the total Commitment if it were accepted;

(iii) whether the Bid Rate Quote Request is for LIBO Margin Loans or Absolute Rate Loans; and

(iv) the duration of the Interest Period applicable thereto, which shall not extend beyond the Maturity Date.

Except as otherwise provided in this subsection (b), no Bid Rate Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree) of the giving of any other Bid Rate Quote Request.

(c) Bid Rate Quotes.

(i) Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.05(b) specified more than one Interest Period, such Lender may make a single submission containing one or more Bid Rate Quotes for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 10:00 a.m., New York City time, (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBO Auction; provided that the Lender then acting as Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 9:00 a.m., New York City time, (x) on the proposed date of such borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBO Auction. Subject to Articles IV and VII, any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) given at the request of the Borrower. Any Bid Rate Loan may be funded by a Lender’s Designated Lender (if any) as provided in Section 9.04(e); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii) Each Bid Rate Quote shall be substantially in the form of Exhibit H and shall specify:

(A) the proposed date of borrowing and the Interest Period therefor;

(B) whether (and if so under what circumstances) the Bid Rate Loan will be subject to prepayment;

(C) the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes may be for a principal amount not to exceed the unused Commitment of such Lender provided, however, that such Lender’s advance shall not reduce such Lender’s obligation to lend its pro rata share of such unused Commitment;

(D) in the case of an Absolute Rate Auction, the fixed rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) offered for each such Bid Rate Loan (the “Absolute Rate”);

(E) in the case of a LIBOR Auction, the margin above or below applicable LIBO (the “LIBO Margin”) offered for each such LIBO Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/100th of 1%) to be added to (or subtracted from) the applicable Adjusted LIBO Rate; and

(F) the identity of the quoting Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d) Notification of Bids.

The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 10:30 a.m., New York City time, (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBO Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.05 (c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBO Margins, as applicable, so offered by each Lender (identifying the Lender that made each Bid Rate Quote).

(e) Acceptance by Borrower.

(i) Not later than 11:00 a.m., New York City time, (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBO Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.05 (d) which notice shall be in the form of Exhibit I. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance.

The Administrative Agent shall promptly notify each Lender which submitted an offer. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B) such Bid Rate Borrowing shall comply with the provisions of Section 2.05(b)(ii);

(C) acceptance of offers may be made only in ascending order of Absolute Rates or LIBO Margins, as applicable, in each case beginning with the lowest rate so offered;

(D) the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.05(c) or otherwise fails to comply with the requirements of this Agreement; and

(E) any acceptance in part shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.

(ii) If offers are made by two or more Lenders with the same Absolute Rates or LIBO Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such offers. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f) The Administrative Agent shall promptly (and in any event not later than 12:00 noon, New York City time, (x) on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of LIBO Margin Loans) notify each Lender whose Bid Rate Quote has been accepted and the amount and rate thereof. A Lender that is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 9.04(e). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 1:30 p.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its principal office located in New York City in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower no later than 2:00 p.m., New York City time, on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g) Except for the purpose and to the extent expressly stated in Sections 2.01 and 2.10, the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

SECTION 2.06. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding fifteen percent (15%) of the sum of the Commitments or (ii) the total Revolving Credit Exposures plus the outstanding amount of Bid Rate Loans exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.07. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed fifteen percent (15%) of the sum of the Commitments. The Administrative Agent shall notify each Lender any time that Letter of Credit is issued, changed, reinstated or amended.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on a date that is on or before five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.06 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall promptly notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Bank), or (iv) any other event or circumstance whatsoever (other than the defense of payment and circumstances resulting solely from the Issuing Bank’s gross negligence or willful misconduct), whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph (or, if the maturity of the Loans has occurred by acceleration or otherwise, on the date of such maturity), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.08. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.06. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.09. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Borrowing; and

(iv) if the resulting Borrowing is a LIBO Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Loan Borrowing may be converted to or continued as a LIBO Borrowing and (ii) unless repaid, each LIBO Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.10. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) unless reduced to zero, the minimum amount of the total Commitments shall be $100,000,000 and (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the sum of the Revolving Credit Exposures plus the outstanding amount of Bid Rate Loans would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.11. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each applicable Lender the then outstanding principal amount of, and all accrued but unpaid interest on, each Bid Rate Loan on the last day of the Interest Period for such Bid Rate Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit C (a “Revolving Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) The Bid Rate Loans made by any Lender shall, in addition to this Agreement, also be evidenced, if requested by such Lender, by a promissory note of the Borrower substantially in the form of Exhibit D (each a “Bid Rate Note”), payable to the order of such Lender and otherwise duly completed.

SECTION 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, without premium or penalty but subject to the payment of amounts required by Section 2.18, in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section. Except pursuant to Article VII, Bid Rate Loans may not be prepaid without the prior written consent of the Lender to whom such Bid Rate Loan is owed; provided, however, the Borrower may prepay all outstanding Bid Rate Loans in connection with the Borrower’s termination of all Commitments pursuant to Section 2.10 and the repayment of all obligations under this Agreement in full.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBO Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the applicable rate shown on Exhibit E (the “Facility Fee Rate”) on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue at the Facility Fee Rate on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the LIBO Applicable Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the

Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(e) The Borrower agrees to pay the Administrative Agent a fee of $2,500 per each Bid Rate Auction as described in Section 2.05 upon the first acceptance by the Borrower of any Bid Rate Quote pursuant to subsection 2.05(e) in connection with such Bid Rate Auction.

SECTION 2.14. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each LIBO Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the LIBO Applicable Margin.

(c) Each Loan that is a LIBO Margin Loan shall bear interest at the LIBO Rate for the Interest Period in effect for such Loan plus (or minus) the LIBO Margin.

(d) Each Loan that is an Absolute Rate Loan shall bear interest at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.05.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error. The Administrative Agent shall, at any time and from time to time upon request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to Loans under this Agreement.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or any Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.16. LIBO Applicable Margin and Facility Fee Rate.

(a) Until such time as the Trust has received at least two ratings, one of which must be a rating from S&P’s or Moody’s and the Borrower has notified the Administrative Agent as to the rating(s) received (the “Ratings Effective Date”), the LIBO Applicable Margin and the Facility Fee Rate shall be determined based on the Leverage Ratio of the Borrower and its Subsidiaries as shown on Exhibit E.

(b) From and after the Ratings Effective Date the LIBO Applicable Margin, and the Facility Fee Rate shall be determined based upon the rating received in accordance with the table set forth on Exhibit E. Any change in the applicable credit rating shall be effective immediately as of the date on which any of the rating agencies announces a change in such credit rating or the date on which the Trust has no credit rating, whichever is applicable. Borrower shall notify Administrative Agent as to any such change. In the event that the Trust receives two (2) credit ratings that are not equivalent, the LIBO Applicable Margin and the Facility Fee Rate shall be determined by the higher of such two (2) credit ratings. In the event that the Trust receives more than two (2) credit ratings and such credit ratings are not equivalent, the LIBO Applicable Margin and the Facility Fee Rate shall be determined by the lower of the two (2) highest ratings, provided that each of said two (2) highest ratings shall be Investment Grade Ratings and at least one of such ratings shall be an Investment Grade Rating from S&P or Moody’s. In the event that such two ratings are more than one rating apart, the LIBO Applicable Margin and the Facility Fee Rate will be determined based on the rating which is one rating above the lower of the two ratings.

SECTION 2.17. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.18. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(b) and is revoked in accordance therewith), or (d) the assignment of any LIBO Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss (other than loss of anticipated profits), cost and expense attributable to such event. In the case of a LIBO Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and any payment of principal not distributed within one Business Day following receipt by Administrative Agent shall bear interest (payable by the Administrative Agent) at the Federal Funds Effective Rate. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(c), 2.07(d) or (e), 2.08(b), 2.20(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.21. Mitigation Obligations; Replacement of Lenders - Certificates. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or if there shall occur any unavailability of a LIBO Borrowing under Section 2.15, then such Lender shall use reasonable efforts to avoid or materially reduce such compensation, additional amount or unavailability (including by designating a different lending office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates), if, in the judgment of such Lender, such action (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If the Issuing Bank or any Lender shall claim reimbursement or compensation under Section 2.17, 2.18 or 2.19, then the Issuing Bank or such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for such claim and a calculation of the amount payable to the Issuing Bank or such Lender. The amounts set forth in such certificate shall be prima facie evidence of the obligations of the Borrower hereunder; provided, however, that the failure of the Borrower to pay any amount owing to any Lender pursuant to Section 2.17, 2.18 or 2.19 shall not be deemed to constitute a Default hereunder to the extent that the Borrower is contesting in good faith its obligation to pay such amount by appropriate proceedings.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. Each Loan Party has the power and authority and legal right to execute and deliver the Credit Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Loan Parties of the Credit Documents and the performance of their obligations thereunder have been duly authorized by proper corporate, partnership and/or limited liability company proceedings, and the Credit Documents constitute legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority binding upon any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Trust has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, owners’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Trust and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since the date of the most recent statements referenced in Section 3.04(a), there has been no change in the business, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, that has had a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters listed on Schedule 3.06) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Trust, the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party has timely filed or caused to be filed all U.S. federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to shown thereon to be owing, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The Information Memorandum and the other reports, financial statements, certificates and other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Administrative Agent and the Lenders that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

SECTION 3.12. REIT Status. The Trust is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Trust as a real estate investment trust.

SECTION 3.13. Unencumbered Projects. Schedule 3.13 hereto contains a complete and accurate description of Unencumbered Projects as of the Effective Date and as supplemented from time to time in connection with the delivery of a compliance certificate pursuant to Section 5.01(c) hereof, including the entity that owns each Unencumbered Project. With respect to each Project identified from time to time as an Unencumbered Project, Borrower hereby represents and warrants as follows except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld):

(a) No portion of any improvement on the Unencumbered Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower or the applicable Subsidiary, to the extent the same is available on commercially reasonable terms, has obtained and will maintain insurance coverage for flood and other water damage in the amount of the replacement cost of the improvements at the Unencumbered Project.

(b) To the Borrower’s knowledge, the Unencumbered Project and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws (“Applicable Laws”).

(c) The Unencumbered Project is served by all utilities required for the current use thereof. All utility service is provided by public utilities and the Unencumbered Project has accepted or is equipped to accept such utility service.

(d) All public roads and streets necessary for service of and access to the Unencumbered Project for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

(e) The Unencumbered Project is served by public water and sewer systems or, if the Unencumbered Project is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

(f) Borrower is not aware of any material latent or patent structural defect in the Unencumbered Project. The Unencumbered Project is free of damage and waste that would materially and adversely affect the value of the Unencumbered Project, and is in adequate repair for its intended use. The Unencumbered Project is free from material damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower, threatened condemnation proceedings affecting the Unencumbered Project, or any material part thereof.

(g) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Project are in a condition and repair adequate for its intended use and, to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(h) All improvements on the Unencumbered Project lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Project other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Project, no such improvements encroach upon easements benefiting the Unencumbered Project other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Project and no improvements on adjoining properties encroach upon the Unencumbered Project or easements benefiting the Unencumbered Project other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Project. All access routes that materially benefit the Unencumbered Project are available to Borrower or the applicable Subsidiary of the Borrower, constitute permanent easements that benefit all or part of the Unencumbered Project or are public property, and the Unencumbered Project, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has any necessary permits for ingress and egress.

(i) There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Project except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(j) Each Unencumbered Project satisfies each of the requirements set forth in the definition of “Unencumbered Project”.

A breach of any of the representations and warranties contained in this Section 3.13 with respect to a Project shall disqualify such Project from being an Unencumbered Project for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Project results in a Default under one of the other provisions of this Agreement).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received (i) from the Trust, an executed original guaranty in the form of Exhibit B-1 hereto, and (ii) from each Subsidiary Guarantor, an executed original guaranty in the form of Exhibit B-2 hereto.

(c) The Administrative Agent (or its counsel) shall have received from the Borrower promissory notes (in the Form of Exhibit C for Revolving Notes for those Lenders requesting Revolving Notes and Exhibit D for Bid Rate Notes for those Lenders requesting Bid Rate Notes) payable to the order of each requesting Lender.

(d) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Mayer, Brown, Rowe & Maw LLP, special counsel for the Borrower, and (ii) Venable LLP, Maryland counsel for the Borrower, each in form and substance satisfactory to the Administrative Agent, covering such matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Senior Vice President, a Vice President or a Financial Officer of the Trust on behalf of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 29, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than conversions of LIBO Loans to ABR Loans), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) As soon as available, but in any event not later than 120 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b) As soon as available, but in any event not later than 50 days after the close of each fiscal quarter (other than, at the Borrower’s option, the last fiscal quarter of any fiscal year) for the Consolidated Group, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating whether the Borrower is in compliance with Sections 6.01 and 6.03 through 6.09, including an update of Schedule 3.13 listing all of the Unencumbered Projects as of such date, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Intentionally left blank;

(e) promptly following any request thereafter, copies of all periodic and regular reports, registration statements (without exhibits unless expressly requested by Administrative Agent) and prospectuses and all amendments thereto filed by the Trust, the Borrower or any Subsidiary with the Securities and Exchange Commission (“SEC”), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Trust to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Trust, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Borrower may, in its sole discretion, satisfy its obligations under Sections 5.01(a), (b) and (e) by filing with the SEC Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and such other reports on other forms as may be appropriate at such times and in accordance with the SEC’s rules and the instructions accompanying such forms.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business , except where the failure to so preserve, renew or keep in full force and effect would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.11.

SECTION 5.04. Payment of Taxes. The Trust will, and the Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Trust, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that this clause (a) shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower is given the opportunity to be present for such discussions), all at such reasonable times during normal business hours and as often as reasonably requested; provided that, so long as no Event of Default exists, the Borrower shall only be required to pay the reasonable and documented expenses for one such visit during any calendar year.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans will be used only for general business purposes of the Borrower (including capital needs, closing costs, and financing for property acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. REIT Status. The Trust will at all times comply with all applicable provisions of the Code necessary to allow the Trust to qualify for status as a real estate investment trust.

SECTION 5.10. Subsidiary Guarantees. The Borrower shall cause each of its Subsidiaries other than Excluded Subsidiaries and Excluded Foreign Subsidiaries to execute and deliver to the Administrative Agent the Subsidiary Guaranty as required under Article IV above. Borrower shall cause each Subsidiary (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries) first formed or acquired after the date hereof to execute and deliver to the Administrative Agent, on or prior to the date that Borrower’s next quarterly compliance certificate is due pursuant to Section 5.01(c), a joinder in the Subsidiary Guaranty, together with supporting organizational and authority documents and opinions similar to those provided with respect to the Borrower and the initial Subsidiary Guarantors under Section 4.01 hereof. Also, if any Subsidiary which had previously been an Excluded Subsidiary or an Excluded Foreign Subsidiary ceases to be an Excluded Subsidiary or an Excluded Foreign Subsidiary, Borrower shall, on or prior to the date that Borrower’s next quarterly compliance certificate is due pursuant to Section 5.01(c), cause such Subsidiary to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty, together with supporting organizational and authority documents similar to those provided with respect to the Borrower and the initial Subsidiary Guarantors under Section 4.01 hereof.

If any Subsidiary that is a party to the Subsidiary Guaranty shall subsequently become an Excluded Subsidiary, such Subsidiary shall be automatically released from its obligations under the Subsidiary Guaranty provided that if such Subsidiary owns a Project that had been included as an Unencumbered Project, Borrower must provide an updated compliance certificate as a condition to such release, demonstrating that Borrower is in compliance with all of its covenants without including such Project as an Unencumbered Project. Subject to the foregoing, the Administrative Agent shall, from time to time, upon request from the Borrower, execute and deliver to the Borrower a written acknowledgement that a Subsidiary has been released from its obligations under the Subsidiary Guaranty.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Consolidated Tangible Net Worth. Borrower shall not permit Consolidated Tangible Net Worth to be less than $1,212,000,000 plus eighty percent (80%) of the aggregate proceeds received by the Borrower or the Trust (net of reasonable related fees and expenses) in connection with any offering of stock or other equity after September 30, 2006.

SECTION 6.02. Intentionally Deleted

SECTION 6.03. Consolidated Fixed Charge Coverage. Borrower shall not permit Consolidated EBITDA to be less than 1.50 times Fixed Charges at any date of determination, determined based on information for the most recent quarter annualized.

SECTION 6.04. Consolidated Leverage. Borrower shall not permit Total Indebtedness to be more than sixty percent (60%) of Total Asset Value at any date of determination which percentage may increase to up to, but not greater than, sixty-five percent (65%) for up to two consecutive quarters following a Major Acquisition.

SECTION 6.05. Secured Indebtedness. Borrower shall not permit Total Secured Indebtedness to exceed forty percent (40%) of Total Asset Value at any date of determination.

SECTION 6.06. Unsecured Indebtedness. Borrower shall not permit Total Unsecured Indebtedness to exceed sixty percent (60%) of Total Unencumbered Project Pool Value at any date of determination which percentage may increase to up to, but not greater than, sixty-five percent (65%) for up to two consecutive quarters following a Major Acquisition.

SECTION 6.07. Unencumbered Interest Coverage. Borrower shall not permit the total Unencumbered Project NOIs for all Unencumbered Projects in the aggregate to be less than 1.75 times the Recurring Interest Expense relating to Total Unsecured Indebtedness at any date of determination, determined based on information for the most recent quarter annualized.

SECTION 6.08. Restricted Payments.

(a) Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if such payment would cause all Restricted Payments to (i) during the twelve (12) months ended December 31, 2008, exceed the greater of (x) 125% of Adjusted Funds From Operations for such twelve (12) month period and (y) the amount necessary for the Trust to maintain its status as a real estate investment trust and (ii) for the twelve (12) months ended December 31, 2009, and each twelve (12) month anniversary thereafter, exceed the greater of (x) 95% of Adjusted Funds From Operations for such twelve (12) month period and (y) the amount necessary for the Trust to maintain its status as a real estate investment trust.

(b) Neither the Trust nor the Borrower shall or permit any Subsidiaries to, make Restricted Payments without the consent of the Required Lenders at any time during which a Default or an Event of Default under clause (a) or (b) of Article VII is continuing, except to the extent necessary for the Trust to maintain its status as a real estate investment trust.

SECTION 6.09. Secured Recourse Indebtedness. Borrower shall not permit Total Secured Recourse Indebtedness to exceed ten percent (10%) of Total Asset Value.

SECTION 6.10. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.

SECTION 6.11. Fundamental Changes. (a) Neither the Borrower nor the Trust will merge or consolidate with or into any other Person, except that if no Default shall occur after giving effect to such merger, Borrower or Trust may enter into a merger in which such entity is the survivor.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement .

SECTION 6.12. Acquisitions and Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Cash and Cash Equivalents and deposit accounts and securities accounts maintained in the ordinary course of business;

(b) Projects;

(c) Investments in Subsidiaries;

(d) Investments in Investment Affiliates whose primary operations consist of the ownership, development, operation and management of industrial properties;

(e) Capital Stock holdings other than those described in clauses (c) and (d) above;

(f) Mortgage loan holdings;

(g) Ownership of unimproved land on which no material improvements have been commenced;

(h) Ownership of Assets Under Development;

(i) Swap Agreements permitted under Section 6.13;

(j) Guarantee Obligations not prohibited hereunder;

(k) Investments in debt or equity securities received from account debtors in connection with the settlement of obligations owing by such account debtors; and

(l) Investments in other assets;

provided that, after giving effect to such Acquisitions and Investments: (i) the aggregate value (valued as set forth in the definition of “Total Asset Value”) of Assets Under Development plus the value of all assets described in clauses (d) through (h) and (l) above, plus the value of all Projects located outside the continental United States shall not at any time exceed forty percent (40%) of Total Asset Value and (ii) the aggregate value of all assets described in (l) above shall not exceed five percent (5%) of Total Asset Value.

SECTION 6.13. Intentionally Deleted

SECTION 6.14. Intentionally Deleted

SECTION 6.15. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) Restricted Payments permitted by Section 6.08.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice from the Administrative Agent or any Lender, provided that such period shall be extended for up to an additional 30 days so long as such breach is reasonably susceptible of cure within such additional period and the Borrower diligently and in good faith continues to attempt to cure such breach;

(f) any member of the Consolidated Group shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any member of the Consolidated Group or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Consolidated Group or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any member of the Consolidated Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any member of the Consolidated Group shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any member or combination of members of the Consolidated Group and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed on appeal or otherwise appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any member of the Consolidated Group to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) a payment default shall occur under any guaranty by Borrower and/or the Trust of the obligations of the lessee under any master lease of any Exchange Project and such default is not remedied within ten (10) business days after written notice from the Administrative Agent; or

(o) The occurrence of any “Default” or “Event of Default” as defined in any Credit Document or the breach of any of the terms or provisions of any Credit Document, which default or breach continues beyond any period of grace therein provided; or

(p) the attempted revocation, challenge, disavowment, or termination by the Borrower or a Guarantor of any of the Credit Documents.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower or be removed by the Required Lenders for cause (which shall be gross negligence or wilful misconduct) by notice to the Borrower, Administrative Agent and Issuing Bank. Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders give notice of such removal for cause, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 518 17th Street, 17th Floor, Denver, Colorado 80202, Attention of Matthew T. Murphy, Senior Vice President (Telecopy No. (303) 869-4602);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Tokunboh Tayo (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of David Gugliotta (Telecopy No. (212) 270-3513);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Tokunboh Tayo (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of David Gugliotta (Telecopy No. (212) 270-3513);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Tokunboh Tayo (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of David Gugliotta (Telecopy No. (212) 270-3513); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce on a non-pro rata basis the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Trust as a guarantor or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing

Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower (whose consent shall not be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(c), 2.07(d) or (e), 2.08(b), 2.20(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Any Lender (each, a “Designating Lender”) may, at any time while the Trust has been assigned an Investment Grade Rating from either S&P or Moody’s, designate one financial institution (a “Designated Lender”) to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection (e), and the provisions in the immediately preceding subsections (b) and (c) shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, and (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.05 after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 9.03 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Credit Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Credit Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Maturity Date.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections

2.17, 2.18, 2.19 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Nothing in this Section 9.05 shall be construed as requiring the Borrower to make any representation or warranty at any time other than times required elsewhere in this Agreement or in the other Credit Documents.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff or such application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

provided that this sentence shall not be construed as limiting any party’s right to seek appellate relief. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent reasonably required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower (provided that such source is not known by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, to be bound by a confidentiality agreement with the Borrower). For purposes of the foregoing, “knowledge” of the

Administrative Agent, the Issuing Bank, or a Lender means actual knowledge of an officer of the applicable institution who is involved in the administration of the Loans made pursuant to this Agreement. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	DCT Industrial Trust, Inc., its sole general partner

By:	/s/ Matthew Murphy
Name:	Matthew Murphy
Title:	Senior Vice President and Treasurer

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-1

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By:	/s/ Susan M. Tate
Name:	Susan M. Tate
Title:	Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-2

US BANK NATIONAL ASSOCIATION, individually and as Syndication Agent

By:	/s/ Sandra A. Sauer
Name:	Sandra A. Sauer
Title:	Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-3

LASALLE BANK NATIONAL ASSOCIATION, individually and as Documentation Agent

By:	/s/ A. Brad Feine
Name:	A. Brad Feine
Title:	Assistant Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-4

PNC BANK, NATIONAL ASSOCIATION, individually and as Documentation Agent

By:	/s/ James E. Colella
Name:	James E. Colella
Title:	Senior Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-5

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Documentation Agent

By:	/s/ Martia Kontak
Name:	Martia Kontak
Title:	Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-6

REGIONS BANK

By:	/s/ Lori Hatcher
Name:	Lori Hatcher
Title:	Assistant Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-7

CITIZENS BANK OF RHODE ISLAND

By:	/s/ Craig E. Schermerhorn
Name:	Craig E. Schermerhorn
Title:	Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-8

SUNTRUST BANK

By:	/s/ Nancy Richards
Name:	Nancy Richards
Title:	Senior Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-9

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Cynthia A. Bean
Name:	Cynthia A. Bean
Title:	Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-10

COMERICA BANK

By:	/s/ Adam Sheets
Name:	Adam Sheets
Title:	Account Officer

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-11

CHEVY CHASE BANK, F.S.B.

By:	/s/ Marie Ejindu
Name:	Marie Ejindu
Title:	Assistant Vice President

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-12

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

[Signature Page to DCT Industrial Operating Partnership Amended and Restated Unsecured Credit Agreement]

S-13

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________

2.	Assignee:	__________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	DCT INDUSTRIAL OPERATING PARTNERSHIP LP

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 15, 2006 among DCT INDUSTRIAL OPERATING PARTNERSHIP LP, the Lenders parties thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

Exhibit A Page -1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%

Effective Date:                              , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A Page-2

[Consented to:]3

DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	DCT Industrial Trust, Inc., its sole general partner

By
Name:
Title:

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A Page-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A Page-4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A Page-5

EXHIBIT B-1

FORM OF TRUST GUARANTY

This Guaranty is made as of December             , 2006, by DCT Industrial Trust, Inc., a Maryland corporation (“Guarantor”), to and for the benefit of JPMorgan Chase Bank, N.A., individually (“JPMCB”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A. DCT Industrial Operating Partnership LP, a limited partnership organized under the laws of the State of Delaware (“Borrower”), has requested that the Lenders make an unsecured revolving credit facility available to Borrower in an aggregate principal amount of up to $300,000,000, which amount can be increased to an amount not to exceed $500,000,000 (the “Facility”).

B. The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in the Amended and Restated Credit Agreement of even date herewith among Borrower, JPMCB, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C. If requested to do so, Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

D. Guarantor is the sole general partner of the Borrower. Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantor by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members. The execution and delivery of this Guaranty by Guarantor is a condition precedent to the performance by the Lenders of their obligations under the Credit Agreement.

Exhibit B-1 - Page 1

AGREEMENTS

NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

1. Guarantor absolutely, unconditionally, and irrevocably guaranties to each of the Lenders:

(a) the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Credit Documents;

(b) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c) the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Credit Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”

2. In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Credit Documents.

3. Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantor may have against Borrower or which Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor the Lenders’ assessment of the financial condition of Borrower. Guarantor

Exhibit B-1 - Page 2

acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Guarantor further agrees that any exculpatory language contained in the Credit Agreement, the Notes, and the other Credit Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantor to enforce this Guaranty.

4. Guarantor further agrees that Guarantor’s liability as a guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Credit Document, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Credit Document, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Credit Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Credit Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Credit Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.

5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Credit Documents or by or resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Credit Document, and the exercise of any of their rights or the

Exhibit B-1 - Page 3

completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Credit Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Credit Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6. This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Credit Documents.

7. If: (i) this Guaranty, a Note, or any of the Credit Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Credit Document; (iii) an attorney is retained to enforce any of the other Credit Documents or to provide advice or other representation with respect to the Credit Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Credit Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Credit Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable and documented attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8. The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

Exhibit B-1 - Page 4

9. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness. Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the other Credit Documents, and any such payments to Guarantors made while any Default then exists under the Credit Agreement or the other Credit Documents on account of such subordinated debt shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.

10. Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11. Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12. Guarantor hereby submits to personal jurisdiction in the State of New York for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of any United States Federal or New York State court sitting in New York, New York in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of New York and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13. All notices and other communications provided to any party hereto under this Agreement or any other Credit Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

Exhibit B-1 - Page 5

To Guarantor:

DCT Industrial Trust, Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Matthew Murphy
Telephone: 303-869-4600
Facsimile: 303-228-2201

With a copy to:

Mayer Brown Rowe & Maw LLP
Hyatt Center
71 S. Wacker Drive
Chicago, IL l 60606
Attention: John Lawlor
Telephone: 312-701-7220
Facsimile: 312-706-8163

To JPMCB as Administrative Agent and as a Lender:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin, 8th Floor
Houston, Texas 77002
Attention: Tokunboh Tayo
Facsimile: 713-750-2666

With a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York 10017
Attention: David Gugliotta
Facsimile: 212-270-3513

If to any other Lender, to its address set forth in the Credit Agreement.

14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

15. This Guaranty shall be construed and enforced under the laws of the State of New York.

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16. GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Remainder of Page Intentionally Blank]

Exhibit B-1 - Page 7

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

DCT INDUSTRIAL TRUST, INC.

By:
Its:

.

Exhibit B-1 - Page 8

EXHIBIT B-2

FORM OF SUBSIDIARY GUARANTY

This Subsidiary Guaranty is made as of December         , 2006, by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of JPMorgan Chase Bank, N.A., individually (“JPMCB”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A. DCT Industrial Operating Partnership LP, a limited partnership organized under the laws of the State of Delaware (“Borrower”), has requested that the Lenders make an unsecured revolving credit facility available to Borrower in an aggregate principal amount of up to $300,000,000, which amount can be increased to an amount not to exceed $500,000,000 (the “Facility”).

B. The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in the Amended and Restated Credit Agreement of even date herewith among Borrower, JPMCB, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C. If requested to do so, Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

D. Subsidiary Guarantors are subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

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AGREEMENTS

NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

1. Subsidiary Guarantors absolutely, unconditionally, irrevocably, jointly and severally guaranty to each of the Lenders:

(a) the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Credit Documents;

(b) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c) the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Credit Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” Each Subsidiary Guarantor’s obligations hereunder are limited in the manner set forth in Paragraph 17 below.

2. In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Credit Documents.

3. Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower. Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly

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set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Credit Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Subsidiary Guarantors to enforce this Guaranty.

4. Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantors shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Credit Document, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Credit Document, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Credit Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Credit Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Credit Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.

5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Subsidiary Guarantors agree that their obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Subsidiary Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Credit Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Credit Document, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary,

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absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Credit Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Credit Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6. This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Credit Documents.

7. If: (i) this Guaranty, a Note, or any of the Credit Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Credit Document; (iii) an attorney is retained to enforce any of the other Credit Documents or to provide advice or other representation with respect to the Credit Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Credit Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Credit Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable and documented attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8. The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9. Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness. Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of

B-2- 4 -

such subordinated debt at any time when a Default exists under the Credit Agreement or the other Credit Documents, and any such payments to Subsidiary Guarantors made while any Default then exists under the Credit Agreement or the other Credit Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.

10. Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11. Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12. Subsidiary Guarantors hereby submit to personal jurisdiction in the State of New York for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Subsidiary Guarantors hereby consent to the jurisdiction of any United States Federal or New York State court sitting in New York, New York in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of New York and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13. All notices and other communications provided to any party hereto under this Agreement or any other Credit Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

B-2- 5 -

To Subsidiary Guarantors:

c/o DCT Industrial Trust, Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Matthew Murphy
Telephone: 303-869-4600
Facsimile: 303-228-2201

With a copy to:

Mayer Brown Rowe & Maw LLP
Hyatt Center
71 S. Wacker Drive
Chicago, IL l 60606
Attention: John Lawlor
Telephone: 312-701-7220
Facsimile: 312-706-8163

To JPMCB as Administrative Agent and as a Lender:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin, 8th Floor
Houston, Texas 77002
Attention: Tokunboh Tayo
Telephone: 713-750-2400
Facsimile: 713-750-2666

With a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: David Gugliotta
Telephone: 212-270-6257
Facsimile: 212-270-3513

If to any other Lender, to its address set forth in the Credit Agreement.

14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

15. This Guaranty shall be construed and enforced under the laws of the State of New York.

16. SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

B-2- 6 -

17. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”). This Paragraph 17(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Paragraph 17(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.

(b) Each of the Subsidiary Guarantors agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Paragraph 17(b) shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.

(c) In the event any Subsidiary Guarantor (a “Paying Subsidiary Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Subsidiary Guarantor. For the purposes hereof, each Non-Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantors, the aggregate amount of all monies received by such Subsidiary Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Paragraph 17(c) shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each of the Subsidiary Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Obligations. The provisions of this Paragraph 17(c) are for the benefit of both the Administrative Agent and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

18. From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Guaranty.

B-2- 7 -

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-2- 8 -

IN WITNESS WHEREOF, Subsidiary Guarantors have executed and delivered this Guaranty as of the date first written above.

[NOTE: SIGNATURES LISTED BELOW ARE AS THEY APPEARED IN THE PRIOR CREDIT AGREEMENT DATED DECEMBER 9, 2005]

DCT MALLARD LLC,
a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT NORTHWEST OH LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT BONDESEN -BELTWAY 8 - RITTIMAN LP, a Delaware limited partnership

By:	DCT BONDESEN - BELTWAY 8 - RITTIMAN GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT MEMPHIS TRADE CENTER III LP, a Delaware limited partnership

By:	DCT MEMPHIS TRADE CENTER III GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Vice President

DCT - MA 2004 RN PORTFOLIO PROGRESS,
a Maryland statutory trust

By:	DCT INDUSTRIAL TRUST INC., a Maryland corporation, its trustee

By:
Matthew Murphy, Senior Vice President

DCT - MA 2004 RN PORTFOLIO SOUTH STREET, a Maryland statutory trust

By:	DCT INDUSTRIAL TRUST INC., a Maryland corporation, its trustee

By:
Matthew Murphy, Senior Vice President

DCT - MA 2004 RN PORTFOLIO TECHNOLOGY, a Maryland statutory trust

By:	DCT INDUSTRIAL TRUST INC., a Maryland corporation, its trustee

By:
Matthew Murphy, Senior Vice President

DCT - MA 2004 RN PORTFOLIO SUNNYSLOPE, a Maryland statutory trust

By:	DCT INDUSTRIAL TRUST INC., a Maryland corporation, its trustee

By:
Matthew Murphy, Senior Vice President

DCT - TX 2004 RN PORTFOLIO L LP, a Delaware limited partnership

By:	DCT - TX 2004 RN PORTFOLIO GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT - AZ 2004 RN PORTFOLIO U LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT - CA 2004 RN PORTFOLIO L LP, a Delaware limited partnership

By:	DCT - CA 2004 RN PORTFOLIO GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT - GA 2004 RN PORTFOLIO L LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT - GA 2004 RN PORTFOLIO U LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT - TX 2004 RN PORTFOLIO SHILOH LP, a Delaware limited partnership

By:	DCT - TX 2004 RN PORTFOLIO SHILOH GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT - AZ 2004 RN PORTFOLIO L LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT - AZ 2004 RN PORTFOLIO WATKINS LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT GRAND RIVER LP, a Delaware limited partnership

By:	DCT GRAND RIVER GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT NORTHMONT LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT FOOTHILL LP, a Delaware limited partnership

By:	DCT FOOTHILL GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT - TECHNICOLOR II LP, a Delaware limited partnership

By:	DCT - Technicolor II GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT SNOWDRIFT PA LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT MIAMI SERVICE LP, a Delaware limited partnership

By:	DCT MIAMI SERVICE GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT CENTRAL GREEN LP, a Delaware limited partnership

By:	DCT Central Green GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT 100 INTERSTATE SOUTH LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT NORTHLAKE LP, a Delaware limited partnership

By:	DCT Northlake GP LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT MCCOOK INDUSTRIAL LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT HIGH STREET LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT WYOMING AVENUE LLC, a Delaware limited liability company

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

DCT CHICKASAW H LP, a Delaware limited partnership

By:	DCT Chickasaw GP H LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy,
Senior Vice President

DCT CHICKASAW A LP, a Delaware limited partnership

By:	DCT Chickasaw GP A LLC, a Delaware limited liability company, its general partner

By:	DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership, its sole member

	By:	DCT Industrial Trust Inc., a Maryland corporation, its general partner

By:
Matthew Murphy, Senior Vice President

EXHIBIT A TO SUBSIDIARY GUARANTY

FORM OF JOINDER TO GUARANTY

THIS JOINDER is executed by                     , a                      (“Subsidiary”), which hereby agrees as follows:

1. All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Subsidiary Guaranty (the “Guaranty”) dated as of December __, 2006 executed for the benefit of JPMorgan Chase Bank, N.A., as agent for itself and certain other lenders, with respect to a an unsecured credit facility from the Lenders to Dividend Capital Operating Partnership LP (“Borrower”).

2. As required by the Credit Agreement described in the Guaranty, Subsidiary is executing this Joinder to become a party to the Guaranty.

3. Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.

[INSERT SIGNATURE BLOCK]

Exhibit B-2

EXHIBIT C

FORM OF NOTE

December             , 2006

DCT Industrial Operating Partnership LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Amended and Restated Credit Agreement described below (as the same may be amended or modified, the “Credit Agreement”), other than Bid Rate Loans (as defined in the Credit Agreement), in immediately available funds to JPMorgan Chase Bank, N.A. as Administrative Agent, at the office specified pursuant to the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Maturity Date or such earlier date as may be required under the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of December 15, 2006, among the Borrower, JPMorgan Chase Bank, N.A. individually and as Administrative Agent, and the other Lenders named therein, to which Credit Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

If there is an Event of Default under the Credit Agreement or any other Credit Document and Administrative Agent exercises the remedies provided under the Credit Agreement and/or any of the other Credit Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable and documented out-of-pocket attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

Exhibit C - Page 1

This Note shall be governed and construed under the laws of the State of New York.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER CREDIT DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	DCT Industrial Trust, Inc., its sole general partner

By:
Print Name:
Title:

Exhibit C - Page-2

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF DCT INDUSTRIAL OPERATING PARTNERSHIP LP,

DATED December             , 2006

Date	Principal Amount of Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

Exhibit C - Page-3

EXHIBIT D

FORM OF BID RATE NOTE

FOR VALUE RECEIVED, the undersigned, DCT Industrial Operating Partnership LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), in care of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) at 1111 Fannin, 8th Floor, Houston Texas 77002, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid principal amount of Bid Rate Loans made by the Lender to the Borrower under the Credit Agreement (as defined below), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Rate Loan, at such office at the rates and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity date of each Bid Rate Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Bid Rate Loans made by the Lender.

This Note is one of the Bid Rate Notes referred to in the Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their permitted assignees under Section 9.04 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, and evidences Bid Rate Loans made by the Lender thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Bid Rate Loans upon the terms and conditions specified therein.

Except as permitted by Section 9.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

Exhibit D - Page 1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Bid Rate Note under seal as of the date first written above.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP

By:
Name:
Title:

Exhibit D - Page-2

EXHIBIT E

PRICING GRID

The following pricing grid shall be used for purposes of calculating the Facility Fee and the LIBO Applicable Margin for the period of time prior to the Ratings Effective Date:

Leverage Ratio:	Level I Less than 40%	Level II Equal to or greater than 40% and less than 45%	Level III Equal to or greater than 45% and less than 50%	Level IV Equal to or greater than 50% and less than 55%	Level V 55% or greater
Facility Fee	15.0 bps	15.0 bps	15.0 bps	20.0 bps	20.0 bps
LIBO Applicable Margin	55.0 bps	70.0 bps	80.0 bps	95.0 bps	110.0 bps

At all times when the Ratings Effective Date has not occurred, the Facility Fee Rate and the LIBO Applicable Margin shall be adjusted as of the day each quarterly compliance certificate is received by the Administrative Agent as required by Section 5.01(c) from the Borrower. If the financial statements and compliance certificate are not delivered when required pursuant to Section 5.01 then Level V pricing shall apply as of the date the compliance certificate was due until such time as the compliance certificate is delivered. If the Leverage Ratio reported in Borrower’s compliance certificate shall prove to have been incorrect when submitted, Administrative Agent shall have the right to retroactively adjust the LIBO Applicable Margin and Facility Fee Rate to correspond to what they should have been based on the corrected Leverage Ratio, and any additional amount of interest or Facility Fee due shall be payable upon demand.

The following pricing grid shall be used for purposes of calculating the Facility Fee and the LIBO Applicable Margin for the period of time on and after the Ratings Effective Date.

RATINGS*	≥Baa1 or BBB+	Baa2 or BBB	Baa3 or BBB-	<Baa3 or BBB-
Facility Fee	15.0 bps	15.0 bps	20.0 bps	25.0 bps
LIBO Applicable Margin	50.0 bps	65.0 bps	80.0 bps	105.0 bps

After the Ratings Effective Date has occurred, the Facility Fee Rate and the LIBO Applicable Margin shall be determined for any date with respect to the S&P rating or Moody’s rating as in effect on such date. Notwithstanding the foregoing, if Borrower does not give Administrative Agent notice of a ratings change within five (5) Business Days, any reduction in the Facility Fee Rate and LIBO Applicable Margin resulting from such ratings change, shall be effective only when notice of such ratings change has been given to Administrative Agent by Borrower.

Exhibit E - Page 1

EXHIBIT F

FORM OF DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT dated as of                     , 20        (the “Agreement”) by and among (the “Lender”),                      (the “Designated Lender”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Lender is a Lender under that certain Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCT Industrial Operating Partnership LP (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 9.04 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto;

WHEREAS, pursuant to Section 9.04 (e) of the Credit Agreement, the Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and

WHEREAS, the Administrative Agent consents to such designation on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. Designation. Subject to the terms and conditions of this Agreement, the Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Lender pursuant to Section 2.05 of the Credit Agreement. Any assignment by the Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender. The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.

2. Lender Not Discharged. Notwithstanding the designation of the Designated Lender hereunder, the Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Lender and its related Designated Lender with respect to the Credit Agreement and the other Credit Documents, including, without limitation, its obligation to make Bid Rate Loans, any indemnification obligations under Section 9.03 of the Credit Agreement and any sums otherwise payable to the Borrower or the Administrative Agent by the Designated Lender.

3. No Representations by Lender. The Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower, any Subsidiary or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its respective obligations under any Credit Document to which it is a party or any other instrument or document furnished pursuant thereto.

4. Representations and Covenants of Designated Lender. The Designated Lender makes and confirms to the Administrative Agent, the Lender, and the other Lenders all of the covenants of a Lender under the Credit Agreement. Not in limitation of the foregoing, the Designated Lender (a) represents and

Exhibit F - Page 1

warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in Section 9.04(e) of the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Credit Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it has, independently and without reliance upon the Administrative Agent, or on any affiliate thereof, the Lender or any other Lender and based on such financial statements and such other documents and information, made its own credit and legal analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Credit Documents to which the other Lenders are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender. The Designated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation. The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to the Borrower, any Subsidiary or any other Loan Party or to notify the Designated Lender of any Default.

5. Appointment of Lender as Attorney-In-Fact. The Designated Lender hereby appoints the Lender as the Designated Lender’s agent and attorney-in-fact, and grants to the Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Credit Documents and to exercise on the Designated Lender’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Credit Documents. Any document executed by the Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Credit Documents shall be binding on the Designated Lender. The Borrower, the Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.

6. Acceptance by the Administrative Agent. Following the execution of this Agreement by the Lender and the Designated Lender, the Lender will (i) deliver to the Administrative Agent a duly executed original of this Agreement for acceptance by the Administrative Agent and (ii) pay to the Administrative Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the date of such acceptance or such other date as may be specified on the signature page hereof (the “Effective Date”).

7. Effect of Designation. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Lender pursuant to Section 2.05 of the Credit Agreement and the rights and obligations of a Lender related thereto. Notwithstanding the foregoing, the Lender, as agent for the Designated Lender, shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designated Lender and the Lender with respect to the Credit Agreement.

Exhibit F - Page 2

8. Indemnification of Designated Lender. The Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Credit Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Credit Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.

9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

10. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

11. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

12. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

Exhibit F - Page 3

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.

EFFECTIVE DATE:

LENDER:

[NAME OF LENDER]

By:
Name:
Title:

DESIGNATED LENDER:

[NAME OF DESIGNATED LENDER]

By:
Name:
Title:

Accepted as of the date first written above.

ADMINISTRATIVE AGENT:

By:
Name:
Title:

Exhibit F - Page 4

EXHIBIT G

FORM OF REQUEST FOR BID RATE QUOTE REQUEST

                    , as Administrative Agent

________________________

________________________

________________________

________________________

Attention:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCT Industrial Operating Partnership LP (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 9.04 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	The Borrower hereby requests Bid Rate Quotes for the following proposed Bid Rate Borrowings:

Borrowing Date	Amount[1]		Type[2]	Interest Period[3]
, 20	$	____________		days

2.	Borrower’s Investment Grade Rating, as applicable, as of the date hereof is:

S&P

Moody’s

[1]	Minimum amount of $5,000,000 or larger multiple of $1,000,000.

[2]	Insert either Absolute Rate (for Absolute Rate Loan) or LIBO Margin (for LIBO Margin Loan).

Exhibit G - Page 1

[3]	For Absolute Rate Loan, no less than 7 days and up to 180 days after the borrowing date and must end on a Business Day.

3.	The proceeds of this Bid Rate Borrowing will be used for the following purpose:

___________________________________________________________________________________________________________

4. After giving effect to the Bid Rate Borrowing requested herein, the total amount of Bid Rate Loans outstanding shall be $                    .4

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Credit Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

[Signatures on Following Page]

Exhibit G - Page 2

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Request as of the date first written above.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP

By:
Name:
Title:

[4]	Must not be in excess of one-half of the aggregate amount of all existing Commitments except as otherwise permitted under Section 2.04.

Exhibit G - Page 3

EXHIBIT H

FORM OF BID RATE QUOTE

                    , as Administrative Agent

____________________________

____________________________

____________________________

____________________________

Attention:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCT Industrial Operating Partnership LP (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 9.04 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

In response to Borrower’s Bid Rate Quote Request dated             , 20         , the undersigned hereby makes the following Bid Rate Quote(s) on the following terms:

1.	Quoting Lender:

2.	Person to contact at quoting Lender:

3.	The undersigned offers to make Bid Rate Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following Bid Rate(s):

Borrowing Date	Amount[1]		Type[2]	Interest Period[3]	Absolute Rate/LIBO Margin

, 20__	$	_______	____________	______days	______	%

, 20__	$	_______	____________	______days	______	%

, 20__	$	_______	____________	______days	______	%

[1]	Minimum amount of $5,000,000 or larger multiple of $1,000,000.

Exhibit H - Page 1

[2]	Insert either Absolute Rate (for Absolute Rate Loan) or LIBO Margin (for LIBO Margin Loan).

[3]	For Absolute Rate Loan, no less than 7 days and up to 180 days after the borrowing date and must end on a Business Day.

The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] the undersigned to make the Bid Rate Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

[Name of Quoting Lender]

By:
Name:
Title:

Exhibit H - Page 2

EXHIBIT I

FORM OF BID RATE QUOTE ACCEPTANCE

                                , as Administrative Agent

____________________________

____________________________

____________________________

____________________________

Attention:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCT Industrial Operating Partnership LP (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 9.04 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Borrower hereby accepts the following offer(s) of Bid Rate Quotes to be made available to the Borrower on , 200    :

Quote Date	Interest Period	Absolute Rate/LIBO Margin	Quoting Lender	Amount Accepted

, 20__	___________	_____%		$_______

, 20__	___________	_____%		$_______

, 20__	___________	_____%		$_______

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Credit Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

Exhibit I - Page 1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Acceptance as of the date first written above.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP

By:
Name:
Title:

Exhibit I - Page 2

SCHEDULE 2.01

COMMITMENTS

Name of Lender	Commitment Amount
JP MORGAN CHASE BANK, N.A.	$30.0 million
US BANK	$30.0 million
LASALLE	$30.0 million
PNC BANK	$30.0 million
WELLS FARGO	$30.0 million
CITIZENS BANK	$26.25 million
AMSOUTH	$26.25 million
WACHOVIA	$26.25 million
SUN TRUST	$26.25 million
COMERICA BANK	$20.0 million
CHEVY CHASE BANK, F.S.B.	$15.0 million
MERRILL LYNCH BANK USA	$10.0 million

Total	$300,000,000